UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	001-12257	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 23, 2012, the Board of Directors of Mercury General Corporation (the “Company”) appointed Christopher Graves as director of the Company. Mr. Graves has served as the Company’s Chief Investment Officer since 1998. Mr. Graves will serve until the 2012 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Mr. Graves was also appointed to the Investment Committee of the Board of Directors.

There is no arrangement or understanding between Mr. Graves and any other person pursuant to which Mr. Graves was selected to serve as a director of the Company, nor does Mr. Graves have a family relationship with any director, executive officer or person nominated as such of the Company. As a member of the Board of Directors of the Company, Mr. Graves will receive quarterly director fees equal to $4,000 and Board of Directors meeting fees equal to $4,000 for each meeting in person or telephonically lasting one hour or more and $500 for each meeting held telephonically lasting less than one hour.

Other than with respect to compensation as the Company’s Chief Investment Officer, since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Graves, or members of his immediate family, had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2012	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer